SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE TO
(Rule 14d-100)
TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)
WILLIS GROUP HOLDINGS LIMITED
(Name of Subject Company (Issuer) and Filing Person (Offeror))
OPTIONS TO PURCHASE COMMON STOCK, $0.000115 PAR VALUE
(Title of Class of Securities)
G9665108
(CUSIP Number of Class of Securities)
(Underlying Common Stock)
Adam G. Ciongoli
General Counsel
Willis Group Holdings Limited
One World Financial Center
200 Liberty Street, 7th Floor
New York, New York 10281
(212) 915-8899
(Name, Address and Telephone Numbers of Person
Authorized to Receive Notices and Communications on Behalf of Filing Person)
Copy to:

Craig W. Adas
Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
(650) 802-3000

CALCULATION OF FILING FEE

Transaction Valuation *	Amount of Filing Fee

$5,260,262.40	$293.53

*	Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 2,578,560 shares of Common Stock, $0.000115 par value, of Willis Group Holdings Limited will be purchased pursuant to this offer for an aggregate of $5,260,262.40 in cash. The actual transaction value will be based on the number of options tendered, if any, which may result in a lesser aggregate amount. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 5 for fiscal 2009, equals $55.80 per million dollars of the value of the transaction. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.

☑	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $293.53	Filing Party: Willis Group Holdings Limited
Form or Registration Number: Schedule TO	Date Filed: July 8, 2009
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
☐	third-party tender offer subject to Rule 14d-1.

☑	issuer tender offer subject to Rule 13e-4.

☐	going private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐
If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:
☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

Item 12. Exhibits
SIGNATURES
EXHIBIT INDEX
EX-99.(A)(1)(A)
EX-99.(A)(1)(M)

INTRODUCTORY STATEMENT
     This Amendment No. 1 to the Tender Offer Statement on Schedule TO (this “Amendment”), as filed with the Securities and Exchange Commission (the “SEC”) on July 23, 2009, amends and supplements the Tender Offer Statement on Schedule TO dated July 8, 2009 (the “Initial Statement”) relating to an offer by Willis Group Holdings Limited, a Bermuda company (the “Company”), to purchase for cash certain outstanding stock options to purchase shares of the Company’s common stock, $0.000115 par value (the “Offer”).
     This Amendment is made to revise the exhibits to the Initial Statement to clarify certain disclosures regarding (i) the timing of cash payments to eligible employees located in jurisdictions outside of the United States and United Kingdom, (ii) subsequent offering periods and (iii) conditions that would allow the Company to terminate or amend the Offer or postpone the Company’s acceptance and cancellation of the eligible stock options tendered. Other than as amended herein, all other terms of the Initial Statement remain the same.
Item 12. Exhibits.
     Item 12 of the Initial Statement is amended and restated in its entirety as follows:

Exhibit No.	Exhibit Name
(a)(1)(A)*	Offer to Purchase Eligible Stock Options, dated July 8, 2009, as amended July 23, 2009.

(a)(1)(B)**	Form of Email to Eligible Employees Announcing Offer to Purchase.

(a)(1)(C)**	Script for Initial Informational Call Regarding Offer to Purchase.

(a)(1)(D)**	Employee Presentation Slides Regarding Offer to Purchase.

(a)(1)(E)**	Form of Email to Eligible Employees Distributing Log-in ID.

(a)(1)(F)**	Form of Email to Eligible Employees Distributing Log-in Password.

(a)(1)(G)**	Form of Email to Eligible Employees Confirming Election to Tender Eligible Options.

(a)(1)(H)**	Form of Reminder Email Regarding Expiration of Offer.

(a)(1)(I)**	Form of Email to Eligible Employees Announcing the Expiration of Offer to Purchase.

(a)(1)(J)**	Paper Election Form.

(a)(1)(K)**	Paper Election Withdrawal Notice.

(a)(1)(L)**	Text of Offer Website.

(a)(1)(M)*	Form of Email Announcing Amendment to Offer to Purchase.

(a)(5)(A)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission on February 27, 2009 (incorporated herein by reference).

(a)(5)(B)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the Securities and Exchange Commission on May 8, 2009 (incorporated herein by reference).

(a)(5)(C)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 5, 2009 (incorporated herein by reference).

(a)(5)(D)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 6, 2009 (incorporated herein by reference).

(a)(5)(E)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 12, 2009 (incorporated herein by reference).

(a)(5)(F)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 11, 2009 (incorporated herein by reference).

(a)(5)(G)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 12, 2009 (incorporated herein by reference).

(a)(5)(H)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 12, 2009 (incorporated herein by reference).

(a)(5)(I)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 10, 2009 (incorporated herein by reference).

Exhibit No.	Exhibit Name
(a)(5)(J)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 17, 2009 (incorporated herein by reference).

(a)(5)(K)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 29, 2009 (incorporated herein by reference).

(a)(5)(L)	The Company’s Definitive Proxy Statement for the Company’s 2009 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on March 13, 2009 (incorporated herein by reference).

(a)(5)(M)	A description of the Company’s Common Stock contained in the Registration Statement filed with the Securities and Exchange Commission on Form S-3, filed June 19, 2009, under the Securities Act of 1933, as amended, together with any amendments or reports filed for the purpose of updating such information (incorporated herein by reference).

(b)	Not applicable.

(d)(A)	Amended and Restated 1998 Share Purchase and Option Plan for Key Employees of Willis Group Holdings Limited (1).

(d)(B)	Amended and Restated Willis Award Plan for Key Employees of Willis Group Holdings Limited (2).

(d)(C)	Amended and Restated Willis Group Holdings Limited 2001 Share Purchase and Option Plan (3).

(d)(D)	Willis Group Holdings Limited 2001 Bonus and Stock Plan (4).

(d)(E)	Willis Group Holdings Limited 2001 North America Employee Stock Purchase Plan (5).

(d)(F)	Willis Group Holdings Limited 2008 Share Purchase and Option Plan (6).

(d)(G)	Restated Form of Willis Partners Plan Option Agreement (May 6, 2008) under the Willis Group Holdings Limited 2008 Share Purchase and Option Plan (7).

(d)(H)	Form of Employment Agreement dated March 13, 2007 between Willis Limited and Grahame J. Millwater (8).

(d)(I)	Form of Amended and Restated Employment Agreement, dated as of March 26, 2001, between Willis Group Holdings Limited and Joseph J. Plumeri (9).

(d)(J)	Second Amendment to the Amended and Restated Employment Agreement between Willis North America Inc. and Joseph J. Plumeri (10).

(d)(K)	Second Amended and Restated Employment Agreement, dated as of June 1, 2003, between Willis Group Holdings Limited, Willis North America, Inc. and Joseph J. Plumeri (11).

(d)(L)	Third Amended and Restated Employment Agreement, dated as of May 25, 2004, between Willis Group Holdings Limited, Willis North America Inc., and Joseph J. Plumeri (12).

(d)(M)	First Amendment to the Third Amended and Restated Employment Agreement dated as of May 25, 2004, between Willis Group Holdings Limited, Willis North America Inc., and Joseph J. Plumeri dated March 9, 2007 (13).

(d)(N)	Fourth Amended and Restated Employment Agreement dated February 29, 2008, between Willis Group Holdings Limited, Willis North America Inc., and Joseph J. Plumeri (14).

(d)(O)	First Amendment dated December 31, 2008 to the Fourth Amended and Restated Employment Agreement dated February 29, 2008, between Willis Group Holdings Limited, Willis North America Inc., and Joseph J. Plumeri (15).

(d)(P)	Form of Employment Agreement dated March 13, 2007, between Willis Limited and Patrick Regan (16).

(d)(Q)	Form of Employment Agreement dated December 17, 2007 between Willis Limited and Tim Wright (17).

(d)(R)	Form of Employment Agreement dated January 24, 1994, between Willis Faber North America, Inc. and Peter C. Hearn (18).

(d)(S)	Agreement of Restrictive Covenants and Other Obligations dated as of May 6, 2008 between the Company and Peter Hearn (19).

(d)(T)	Form of Employment Agreement dated November 10, 2004, between Willis Limited and David Margrett (20).

(g)	Not applicable.

(h)	Not applicable.

*	Filed herewith.

**	Previously filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on July 8, 2009.

(1)	Incorporated by reference to Exhibit No. 4.5 to Registration Statement No. 333-63186 filed with the Securities and Exchange Commission on June 15, 2001.

(2)	Incorporated by reference to Exhibit No. 4.6 to Registration Statement No. 333-63186 filed with the Securities and Exchange Commission on June 15, 2001.

(3)	Incorporated by reference to Exhibit 10.23 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2005.

(4)	Incorporated by reference to Exhibit No. 4.8 to Registration Statement No. 333-63186 filed with the Securities and Exchange Commission on November 21, 2001.

(5)	Incorporated by reference to Exhibit No. 4.3 to Registration Statement No. 333-62780 filed with the Securities and Exchange Commission on June 12, 2001.

(6)	Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the Securities and Exchange Commission on May 9, 2008.

(7)	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2008.

(8)	Incorporated by reference to Exhibit No. 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the Securities and Exchange Commission on May 10, 2007.

(9)	Incorporated by reference to Exhibit No. 10.9 to Registration Statement No. 333-60982 filed with the Securities and Exchange Commission on May 31, 2001.

(10)	Incorporated by reference to Exhibit No. 10.25 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission on March 26, 2003.

(11)	Incorporated by reference to Exhibit No. 10.20 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission on March 15, 2004.

(12)	Incorporated by reference to Exhibit No. 10.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission on March 8, 2005.

(13)	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the Securities and Exchange Commission on May 10, 2007.

(14)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 29, 2008.

(15)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2009.

(16)	Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the Securities and Exchange Commission on May 10, 2007.

(17)	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 29, 2008.

(18)	Incorporated by reference to Exhibit No. 10.28 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on February 27, 2008.

(19)	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 26, 2008.

(20)	Incorporated by reference to Exhibit No. 10.29 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on February 27, 2008.

SIGNATURES
After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: July 23, 2009

WILLIS GROUP HOLDINGS LIMITED
By:	/s/ Adam G. Ciongoli
Adam G. Ciongoli
General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit Name
(a)(1)(A)*	Offer to Purchase Eligible Stock Options, dated July 8, 2009, as amended July 23, 2009.

(a)(1)(B)**	Form of Email to Eligible Employees Announcing Offer to Purchase.

(a)(1)(C)**	Script for Initial Informational Call Regarding Offer to Purchase.

(a)(1)(D)**	Employee Presentation Slides Regarding Offer to Purchase.

(a)(1)(E)**	Form of Email to Eligible Employees Distributing Log-in ID.

(a)(1)(F)**	Form of Email to Eligible Employees Distributing Log-in Password.

(a)(1)(G)**	Form of Email to Eligible Employees Confirming Election to Tender Eligible Options.

(a)(1)(H)**	Form of Reminder Email Regarding Expiration of Offer.

(a)(1)(I)**	Form of Email to Eligible Employees Announcing the Expiration of Offer to Purchase.

(a)(1)(J)**	Paper Election Form.

(a)(1)(K)**	Paper Election Withdrawal Notice.

(a)(1)(L)**	Text of Offer Website.

(a)(1)(M)*	Form of Email Announcing Amendment to Offer to Purchase.

(a)(5)(A)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission on February 27, 2009 (incorporated herein by reference).

(a)(5)(B)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the Securities and Exchange Commission on May 8, 2009 (incorporated herein by reference).

(a)(5)(C)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 5, 2009 (incorporated herein by reference).

(a)(5)(D)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 6, 2009 (incorporated herein by reference).

(a)(5)(E)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 12, 2009 (incorporated herein by reference).

(a)(5)(F)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 11, 2009 (incorporated herein by reference).

(a)(5)(G)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 12, 2009 (incorporated herein by reference).

(a)(5)(H)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 12, 2009 (incorporated herein by reference).

(a)(5)(I)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 10, 2009 (incorporated herein by reference).

(a)(5)(J)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 17, 2009 (incorporated herein by reference).

(a)(5)(K)	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 29, 2009 (incorporated herein by reference).

(a)(5)(L)	The Company’s Definitive Proxy Statement for the Company’s 2009 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on March 13, 2009 (incorporated herein by reference).

(a)(5)(M)	A description of the Company’s Common Stock contained in the Registration Statement filed with the Securities and Exchange Commission on Form S-3, filed June 19, 2009, under the Securities Act of 1933, as amended, together with any amendments or reports filed for the purpose of updating such information (incorporated herein by reference).

(b)	Not applicable.

Exhibit No.	Exhibit Name
(d)(A)	Amended and Restated 1998 Share Purchase and Option Plan for Key Employees of Willis Group Holdings Limited (1).

(d)(B)	Amended and Restated Willis Award Plan for Key Employees of Willis Group Holdings Limited (2).

(d)(C)	Amended and Restated Willis Group Holdings Limited 2001 Share Purchase and Option Plan (3).

(d)(D)	Willis Group Holdings Limited 2001 Bonus and Stock Plan (4).

(d)(E)	Willis Group Holdings Limited 2001 North America Employee Stock Purchase Plan (5).

(d)(F)	Willis Group Holdings Limited 2008 Share Purchase and Option Plan (6).

(d)(G)	Restated Form of Willis Partners Plan Option Agreement (May 6, 2008) under the Willis Group Holdings Limited 2008 Share Purchase and Option Plan (7).

(d)(H)	Form of Employment Agreement dated March 13, 2007 between Willis Limited and Grahame J. Millwater (8).

(d)(I)	Form of Amended and Restated Employment Agreement, dated as of March 26, 2001, between Willis Group Holdings Limited and Joseph J. Plumeri (9).

(d)(J)	Second Amendment to the Amended and Restated Employment Agreement between Willis North America Inc. and Joseph J. Plumeri (10).

(d)(K)	Second Amended and Restated Employment Agreement, dated as of June 1, 2003, between Willis Group Holdings Limited, Willis North America, Inc. and Joseph J. Plumeri (11).

(d)(L)	Third Amended and Restated Employment Agreement, dated as of May 25, 2004, between Willis Group Holdings Limited, Willis North America Inc., and Joseph J. Plumeri (12).

(d)(M)	First Amendment to the Third Amended and Restated Employment Agreement dated as of May 25, 2004, between Willis Group Holdings Limited, Willis North America Inc., and Joseph J. Plumeri dated March 9, 2007 (13).

(d)(N)	Fourth Amended and Restated Employment Agreement dated February 29, 2008, between Willis Group Holdings Limited, Willis North America Inc., and Joseph J. Plumeri (14).

(d)(O)	First Amendment dated December 31, 2008 to the Fourth Amended and Restated Employment Agreement dated February 29, 2008, between Willis Group Holdings Limited, Willis North America Inc., and Joseph J. Plumeri (15).

(d)(P)	Form of Employment Agreement dated March 13, 2007, between Willis Limited and Patrick Regan (16).

(d)(Q)	Form of Employment Agreement dated December 17, 2007 between Willis Limited and Tim Wright (17).

(d)(R)	Form of Employment Agreement dated January 24, 1994, between Willis Faber North America, Inc. and Peter C. Hearn (18).

(d)(S)	Agreement of Restrictive Covenants and Other Obligations dated as of May 6, 2008 between the Company and Peter Hearn (19).

(d)(T)	Form of Employment Agreement dated November 10, 2004, between Willis Limited and David Margrett (20).

(g)	Not applicable.

(h)	Not applicable.

*	Filed herewith.

**	Previously filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on July 8, 2009.

(1)	Incorporated by reference to Exhibit No. 4.5 to Registration Statement No. 333-63186 filed with the Securities and Exchange Commission on June 15, 2001.

(2)	Incorporated by reference to Exhibit No. 4.6 to Registration Statement No. 333-63186 filed with the Securities and Exchange Commission on June 15, 2001.

(3)	Incorporated by reference to Exhibit 10.23 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2005.

(4)	Incorporated by reference to Exhibit No. 4.8 to Registration Statement No. 333-63186 filed with the Securities and Exchange Commission on November 21, 2001.

(5)	Incorporated by reference to Exhibit No. 4.3 to Registration Statement No. 333-62780 filed with the Securities and Exchange Commission on June 12, 2001.

(6)	Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the Securities and Exchange Commission on May 9, 2008.

(7)	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2008.

(8)	Incorporated by reference to Exhibit No. 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the Securities and Exchange Commission on May 10, 2007.

(9)	Incorporated by reference to Exhibit No. 10.9 to Registration Statement No. 333-60982 filed with the Securities and Exchange Commission on May 31, 2001.

(10)	Incorporated by reference to Exhibit No. 10.25 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission on March 26, 2003.

(11)	Incorporated by reference to Exhibit No. 10.20 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission on March 15, 2004.

(12)	Incorporated by reference to Exhibit No. 10.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission on March 8, 2005.

(13)	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the Securities and Exchange Commission on May 10, 2007.

(14)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 29, 2008.

(15)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2009.

(16)	Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the Securities and Exchange Commission on May 10, 2007.

(17)	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 29, 2008.

(18)	Incorporated by reference to Exhibit No. 10.28 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on February 27, 2008.

(19)	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 26, 2008.

(20)	Incorporated by reference to Exhibit No. 10.29 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on February 27, 2008.